Exhibit 99.3

Quasuras, Inc.
Condensed Balance Sheets
As of June 30, 2017 and March 31, 2017

	June 30, 2017
ASSETS	(Unaudited)	March 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$142,351	$392,007
Other current asset	2,908	306
Related party receivable	178,744	—
TOTAL CURRENT ASSETS	324,003	392,313

Property and equipment, net	2,548	—
TOTAL NON-CURRENT ASSETS	2,548	—

TOTAL ASSETS	$326,551	$392,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$2,661	$8,425
Payable to related party	—	21,256

TOTAL LIABILITIES	2,661	29,681

STOCKHOLDERS’ EQUITY
Common Stock, $0.0625 par value, 20,000,000 shares authorized, 4,400,000 and 4,400,000 shares issued and outstanding as of June 30, 2017 and March 31, 2017	275,000	275,000
Additional paid-in capital	162,782	162,782
Accumulated deficit	(113,892)	(75,150)
TOTAL STOCKHOLDERS’ EQUITY	323,890	362,632

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$326,551	$392,313

The accompanying notes are an integral part of these unaudited condensed financial statements

Quasuras, Inc.
Statements of Operations
For The Three Month Periods Ended June 30, 2017 and 2016
(Unaudited)

	2017	2016
Net Revenues	$—	$—

Operating Expenses:
Engineering fee	23,163	—
Legal and professional expenses	14,029	—
General and administration expenses	290	45
Total Operating Expenses	37,482	45
Loss From Operations	(37,482)	(45)

Other Income:
Interest income	237	377

Income (Loss) Before Income Taxes	(37,245)	332

Provision for income taxes	1,497	—

Net Income (Loss)	$(38,742)	$332

Net Earnings (Loss) Per Share
Basic and Diluted:	$(0.009)	$0.000

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	4,400,000	8,000,000
Diluted	4,400,000	8,000,000

The accompanying notes are an integral part of these unaudited condensed financial statements

Quasuras, Inc.
Statements of Cash Flows
For The Three Month Periods Ended June 30, 2017 and 2016
(Unaudited)

	2017	2016
Net income (loss)	$(38,742)	$332
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	150	—
(Increase) in current assets:	—
Other current asset	(2,602)	—
(Decrease) in current liabilities:	—
Accrued expenses	(5,764)	—
Net cash provided by (used in) operating activities	(46,958)	332

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment purchased	(2,699)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Payments to related party, net	(200,000)	(201,913)

Net decrease in cash and cash equivalents	(249,656)	(201,580)

Cash and cash equivalents, at the beginning of the period	392,007	389,623

Cash and cash equivalents, at the end of the period	$142,351	$188,042

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$1,497	$—
Interest payments	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

QUASURAS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION AND ORGANIZATION

Quasuras, Inc. was incorporated in Delaware on April 20, 2015.

Quasuras has developed a hardware technology allowing people with diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes too high.  By addressing the time and effort required to effectively treat their condition Quasuras believes it can address the less technically savvy, less motivated part of the market.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Sales

Cost of sales consists primarily of inventory costs, as well as warehousing costs (including the cost of warehouse labor), shipping, importation duties and charges, third party royalties, and product sampling.

Operating Overhead Expense

Operating overhead expense consists primarily of payroll and benefit related costs, rent, depreciation and amortization, professional services, and meetings and travel.

Income Taxes

The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

At June 30, 2017 and 2016, the Company had not taken any significant uncertain tax positions on its tax returns for periods ended March 31, 2017 and prior years or in computing its tax provision for 2016. Management has considered its tax positions and believes that all of the positions taken by the Company in its Federal and State tax returns are more likely than not to be sustained upon examination. The Company is subject to examination by U.S. Federal and State tax authorities for the period ended March 31, 2016 to the present, generally for three years after they are filed.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Equivalents

Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At June 30, 2017 and March 31, 2017, the Company had $142,351 and $392,007 in cash. Deposits at the banks are insured up to $250,000 by the National Credit Union Administration. The Company’s uninsured portion of the balances held at the banks aggregated to approximately $0 and $142,007, respectively, as of June 30, 2017 and March 31, 2017. No reserve has been made in the financial statements for any possible loss due to any financial institution failure. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Inventory

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower. As of June 30, 2017 and March 31, 2017, the Company had no inventory.

Property, Plant & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three to 10 years; computer equipment, two to three years; buildings and improvements, five to 15 years; leasehold improvements, two to 10 years; and furniture and equipment, one to five years.

As of June 30, 2017 and March 31, 2017, property, plant and equipment amounted to:

	June 30,	March 31,
	2017	2017
Computers and equipment	$2,699	$—
Less: accumulated depreciation	(150)	—
Property and equipment, net	$2,549	$—

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2017 and March 31, 2017, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Earnings Per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the three months ended June 30, 2017 and 2016:

	2017	2016
Net Loss	$(38,742)	$332

Net Loss Per Share
Basic and Diluted:	$(0.009)	$0.000

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	4,400,000	8,000,000
Diluted	4,400,000	8,000,000

Recently Issued Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We adopted this ASU in 2016 and the implementation did not have a material impact on our financial position or statement of operations.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, “Presentation of Financial Statements – Going Concern”, Subtopic 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The amendments in this ASU apply to all entities and require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. We adopted this ASU in 2016 and the implementation did not have a material impact on our financial position or results of operations.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

Note 2 –RELATED PARTY RECEIVBLE

Receivable from related party comprises of amounts owed by major shareholder to the Company. The receivable is unsecured, non- interest bearing and due on demand. As of June 30, 2017 and March 31, 2017, respectively, the receivable from related party amounted to $178,744 and $0.

Note 3 – ACCRUED EXPENSES

As of June 30, 2017 and March 31, 2017, accrued expenses amounted to $2,661 and $8,425, respectively. Accrued expenses comprised of accrued legal and professional charges as of June 30, 2017 and March 31, 2017.

	June 30,	March 31,
	2017	2017
Legal and professional charges	$2,661	$8,425
	$2,661	$8,425

Note 4 – PAYABLE TO RELATED PARTY

Payable to related party comprises of the amounts paid by the major shareholder on behalf of the Company. The payable is unsecured, non- interest bearing and due on demand. As of June 30, 2017 and March 31, 2017, respectively, the payable to related party amounted to $0 and $21,256.

Note 5 – INCOME TAXES

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at, June 30, 2017 and March 31 2017, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at, June 30, 2017 and March 31 2017. At June 30, 2017 and March 31 2017, the Company had federal net operating loss carry-forwards of approximately $35,000 and $20,000, respectively, expiring beginning in 2036.

Deferred tax assets consist of the following components:

	June 30,	March 31,
	2017	2017
Net loss carryforward	$35,000	$20,000
Valuation allowance	$(35,000)	$(20,000)
Total deferred tax assets	$—	$—

Note 6 – CORPORATE SPLIT OFF AND REORGANIZATION

In August 2016, the Company entered into a corporate split off and reorganization agreement with the founders. Pursuant to the agreement, the Company paid $187,951, representing half of the assets of the Company, to a newly formed organization, in exchange for 60,000 shares of common stock of the New Company. These 60,000 shares constituted all the outstanding shares of the New Company. The Company exchanged the 60,000 shares of New Company for 4,000,000 shares of the common stock of Quasuras, held by the founders. This transaction has been recorded in the books as a share repurchase and subsequent cancellation of shares.

Note 7 – STOCKHOLDERS’ EQUITY

Common Stock

During the year ended March 31, 2016, the Company issued 8,000,000 shares of the Company’s common stock, at $0.50, to the founder in exchange for cash of $400,000.

In August 2016, the Company entered into a corporate split off and reorganization agreement with the founders (Note 7). Pursuant to the agreement, the Company paid $187,951 and repurchased 4,000,000 shares. The 4,000,000 shares were cancelled.

On January 31, 2017, the Company entered into a common share purchase agreement with the founder and two other individuals. Pursuant to the agreement, the purchasers will provide funding to the Company in return for shares of the Company. The Company granted an option to the founder to purchase 600,000 shares of the Company at the rate of $0.50 per share for a term of 180 days.

The Company issued 200,000 shares of common stock of the Company to the two individuals at the rate of $0.50 for $100,000, pursuant to the common share purchase agreement.

The founder exercised part of the option and purchased 200,000 shares of the Company. The Company issued 200,000 shares of common stock of the Company pursuant to the exercise of the option in return for $100,000.

Stock Options

On January 31, 2017, the Company entered into a common share purchase agreement with the founder and two other individuals. Pursuant to the agreement, the purchasers will provide funding to the Company in return for shares of the Company. The Company granted an option to the founder to purchase 600,000 shares of the Company at the rate of $0.50 per share for a term of 180 days. The Company determined the fair value of the options using the Black – Scholes model and recorded a deemed dividend of $25,733 for the options. The founder exercised part of the option and purchased 200,000 shares of the Company in February 2017. As of June 30, 2017 and March 31, 2017, 400,000 options are still outstanding. The variables used for the Black –Scholes model are as listed below:

•	Volatility: 30%
•	Risk free rate of return: 0.64%

Expected term: 180 days

Equity Incentive Plan

In December 2016, the board approved the 2016 Equity Incentive Plan (the “2016 Plan”) which provides for the grant of equity-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units, to eligible participants. The aggregate number of shares reserved and available for award under the 2016 Plan was 3,000,000. The 2016 Plan contemplates the issuance of common stock upon exercise of options or other awards granted to eligible persons under the 2016 Plan. Shares issued under the 2016 Plan may be both authorized and unissued shares or previously issued shares acquired by the Company. Upon termination or expiration of an unexercised option, stock appreciation right or other stock-based award under the 2016 Plan, in whole or in part, the number of shares of common stock subject to such award again becomes available for grant under the 2016 Plan. Any shares of restricted stock forfeited as described below will become available for grant. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Options granted under the 2016 Plan are not generally transferable and must be exercised within 10 years, subject to earlier termination upon termination of the option holder’s employment, but in no event later than the expiration of the option’s term. The exercise price of each option may not be less than the fair market value of a share of the Company’s common stock on the date of grant (except in connection with the assumption or substitution for another option in a manner qualifying under Section 424(a) of the Internal Revenue Code of 1986, as amended. Incentive stock options granted to any participant who owns 10% or more of the Company’s outstanding common stock (a “Ten Percent Shareholder”) must have an exercise price equal to or exceeding 110% of the fair market value of a share of our common stock on the date of the grant and must not be exercisable for longer than five years. Options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee.

The plan is subject to approval by the stockholders of the Company within twelve (12) months after the date the plan is adopted by the board is subject to shareholder approval. Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the board. Unless sooner terminated under Section 18, it will continue in effect for a term of ten (10) years from the later of (a) the effective date of the plan, or (b) the earlier of the most recent board or stockholder approval of an increase in the number of shares reserved for issuance under the plan.

As of June 30, 2017 and March 31, 2017, no options have been granted under the 2016 Plan.

Note 8 – SUBSEQUENT EVENTS

On July 12, 2017, the Company entered into a royalty agreement with the founder and major shareholder. Pursuant to the agreement, the founder and major shareholder is assigning and transferring all of his rights in the intellectual property in return for royalty payments. The Company shall pay royalty to the founder on any sales of the royalty product sold or otherwise commercialized by the Company, equal to (a) US$0.75 on each sale of a royalty product, or (b) 5% of the gross sale price of the royalty product, whichever is less. The royalty payments shall cease and this agreement shall terminate, at such time as the total sum of royalty payments actually paid to the founder, pursuant to this agreement, reaches $10,000,000. The Company shall have the option to terminate this agreement at any time upon payment, to the founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, shall be made by the Company within thirty days after the calendar quarter.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among, the Company and Modular Medical Inc., a Nevada company (“Modular”), Modular acquired 100% of the issued and outstanding shares of the Company for 7,582,000 shares of Modular, resulting in the Company becoming a wholly-owned subsidiary of Modular. Since the major shareholder of the Company retained control of both Modular and the Company, the share exchange was accounted for as a reverse merger.